For Immediate Release
Contact:	Alex Lombardo Investors (703) 573-9317	Jennifer Beranek Media (608) 661-4754

Great Wolf Resorts Reports Second Quarter 2007 Results

MADISON, Wis., August 7, 2007—Great Wolf Resorts, Inc. (NASDAQ: WOLF), North America’s leading family of indoor waterpark resorts, today reported results for the quarter ended June 30, 2007.

Second Quarter 2007 Highlights

•	Reported Adjusted EBITDA of $11.5 million and Adjusted net loss per share of $(0.01), exceeding consensus analyst expectations for both measures.

•	Increased Great Wolf Lodge® brand same store Total RevPAR by 4.8 percent, compared to the 2006 second quarter.

•	Acquired 15.9 percent minority interest in the Great Wolf Lodge in Mason, Ohio, giving the company 100 percent ownership of that resort.

•	Announced plans for construction of next Great Wolf Lodge resort to be built in the Charlotte, North Carolina market.

•	Completed expansion of Great Wolf Lodge -Williamsburg, Virginia resort with opening of 10,000 additional square feet of meeting space and an outdoor miniature golf course.

•	Began construction on an expansion project at Great Wolf Lodge – Traverse City, Michigan, which includes a 9,000 square-foot conference center, MagiQuest™ - a live-action adventure game, and an outdoor miniature golf course.

•	Launched Scooops™ Kid Spa, an innovative and family-friendly service for young girls ages 8-12.

•	Issued $28.1 million of Trust Preferred Securities, the net proceeds of which will be used for development of future resorts.

Great Wolf Resorts reported a 2007 second quarter net loss of $(1.7) million, or $(0.05) per diluted share, compared to a net loss of $(1.4) million, or $(0.05) per diluted share in the same period a year earlier.

Second Quarter Operating Results

“In the second quarter, our company continued to produce solid results in line with our financial guidance ranges for key operating metrics,” said John Emery, chief executive officer. “The second quarter included our celebration of our Great Wolf Lodge brand’s 10th anniversary in May with a month-long schedule of events. We used those events as an opportunity to impact consumer awareness of our brand and to help us build momentum as we entered the busy summer season.”

The company reported Adjusted EBITDA of $11.5 million and Adjusted net loss per share of $(0.01) for the 2007 second quarter. Same store revenue per available room (RevPAR) in the quarter improved 3.9 percent, compared to the same period a year earlier.

“The second quarter saw the completion and opening of 10,000 square feet of additional meeting space at our Williamsburg property, to conclude a major expansion of the resort that also included 104 new guest suites and additional indoor waterpark space we opened earlier this year,” Emery continued. “We look forward to the opportunities that our newly-expanded resort will offer in a strong market.

“Also, our new Mason resort which opened in December 2006 is still early in its ramp up period,” Emery noted. “The resort’s 40,000 square-foot, state-of-the-art conference center opened in March 2007 and we are excited about the potential of this facility in attracting group business to the property. We believe that booking large blocks of group business to a new facility such as ours requires a fair amount of lead time, so we expect the property will require some time to ramp up to our group business operating expectations. For leisure business, we have started co-marketing with the adjacent Kings Island theme park this summer, further building awareness of our brand in that market. With more than two million guests expected to visit Kings Island this summer, we should get significant exposure to many potential future guests. We expect this to help us as we continue to ramp up the property into 2008.

“Our upper Midwest properties – particularly our Traverse City and Sandusky resorts – continue to feel the negative effects of downturns in the local and regional economies and competition in those areas,” Emery continued. “Challenges in the automobile-related industries have impacted consumer spending in these regions. We believe these markets can eventually be good long-term opportunities for us, but will remain difficult through at least the remainder of 2007.

“Our introduction of the Scooops Kid Spa creates a unique amenity for ‘tweens’ visiting our resorts,” Emery added. “We have already added Scooops at seven of our locations and we expect to incorporate it into future resorts we develop as well. We feel that amenities like Scooops and MagiQuest, a live-action fantasy adventure game we currently have installed or in the process of installing at five of our resorts, further enhance the overall guest experience we provide and differentiate our brand from competitors. We continue to look for similar opportunities to broaden the appeal of our resorts to consumers.”

Operating statistics for the company’s portfolio of Great Wolf Lodge resorts for the 2007 second quarter are as follows:

	Same Store Comparison (a)
	Q2	Q2
	2007	2006	Increase (Decrease)
			$		%

Occupancy	65.1%	63.4%		N/A	2.7%

ADR	$240.34	$237.38		$2.96	1.2%

RevPAR	$156.44	$150.53		$5.91	3.9%

Total RevPOR	$358.87	$351.66		$7.21	2.1%

Total RevPAR	$233.60	$223.00		$10.60	4.8%

	All Properties Comparison (b)
	Q2	Q2
	2007	2006	Increase (Decrease)
			$		%

Occupancy	62.0%	63.4%		N/A	(2.2)%

ADR	$241.76	$237.38		$4.38	1.8%

RevPAR	$149.87	$150.53		$(0.66)	(0.4)%

Total RevPOR	$361.70	$351.66		$10.04	2.9%

Total RevPAR	$224.22	$223.00		$1.22	0.5%

(a)	Same store comparison includes only Great Wolf Lodge resorts that were open for the majority of the period of both Q2 2006 and Q2 2007.

(b)	All properties comparison includes all Great Wolf Lodge resorts that were open at any point during Q2 2006 or Q2 2007.

The All Properties operating statistics above for the 2007 second quarter reflect both the ramp-up of the company’s Mason resort during its first full quarter of operations and a shorter school spring break season in 2007 due to the Easter holiday falling eight days earlier in 2007 as compared to 2006.

Construction Update

Construction of the company’s 402-suite Great Wolf Lodge in Grapevine, Texas remains on schedule, with opening expected late in fourth quarter 2007. The company currently is evaluating options and costs for an expansion of up to 200 additional guest suites and 20,000 square feet of meeting space at the property and expects to formalize its expansion plans by the end of 2007.

The 398-suite Great Wolf Lodge in Grand Mound, Washington, owned by a joint venture between Great Wolf Resorts and the Confederated Tribes of the Chehalis Reservation, is approximately 50 percent complete and currently is expected to open late in first quarter 2008.

At its Traverse City resort, the company continues on construction of an additional 9,000 square feet of meeting space, which is scheduled to open at the end of 2007. “The meeting space construction currently underway at Traverse City and recently completed at Williamsburg demonstrates our increased focus on group business as a revenue growth opportunity,” Emery noted.

Development Update

During the second quarter, the company announced plans to build an approximately 400-suite resort, to include a 95,000 square-foot indoor entertainment area and 20,000 square feet of meeting space, in metropolitan Charlotte, North Carolina. “This market is a natural extension of our brand into the South, following the success of our Williamsburg resort,” Emery said. “We expect to break ground on construction of the resort by October and plan to open in the first half of 2009.

“We have not seen any significant construction or announcements in our existing and primary target markets of indoor waterpark resorts of the type or on the scale of a Great Wolf Lodge,” Emery noted. “Much of the construction that has occurred recently has been smaller indoor waterparks, often attached to an existing hotel, in secondary and tertiary markets. These projects tend to be more like an enlarged swimming pool, are usually not extensively themed or branded, offer minimal amenities, and do not remotely approach the guest experience our resorts offer. We remain the only national indoor waterpark brand and continue to pursue our strategy to grow our brand awareness through high-impact development projects.”

In July, Mall of America®, located in Bloomington, Minnesota and the nation’s largest retail and entertainment complex, announced that it has signed a letter of intent with the company to incorporate a Great Wolf Lodge resort as part of the mall’s pending Phase II expansion. The construction of this resort is contingent upon the finalization and approval of Phase II plans, including state approval for infrastructure funding.

Emery said the company is actively negotiating for additional sites and remains optimistic that it will announce one or two additional resorts by year-end. “We have an active pipeline of potential projects in high-demand markets. Our primary focus is on the Mid-Atlantic, Southeast, Northeast and Northern California regions, where there are large population clusters that are within 180 miles of a potential resort.”

In addition, the company has recently increased its focus on international development opportunities. In July 2007, the company announced Alissa (Nikki) Nolan has joined Great Wolf Resorts as executive vice president and managing director of international. She is focused on identifying investors and other third parties to develop indoor waterpark resorts outside of the U.S. “We have had expressions of interest in our brand from several international parties,” Emery noted. “We expect that our international growth will come from selectively licensing the brand and providing third-party management. This growth strategy could generate substantial fee income for the company with much smaller equity investments than in our domestic projects.”

Capital Structure

In the second quarter, the company issued $28.1 million of trust preferred securities (TPS) to help fund future development. The TPS have a maturity of 10 years, with interest fixed at 7.90 percent for the first five years, and are callable after five years with no prepayment penalty. “This was our second TPS offering,” said James A. Calder, chief financial officer. “The offering enabled us to raise capital efficiently without diluting our equity holders or adding to mortgage debt. We expect to use the net proceeds for development of future resorts.

“We had $26 million of unrestricted cash available at the close of the 2007 second quarter and have no mortgage debt outstanding on two of our resorts, which gives us financial flexibility for future development,” Calder commented. “As of June 30, nearly 97 percent of the company’s long-term debt is effectively fixed with a weighted average interest rate of 7.2 percent and debt maturity of 9.5 years.”

Key Financial Data

As of June 30, 2007, Great Wolf Resorts had:

•	Total cash, cash equivalents and restricted cash of $31.1 million

•	Total secured debt of $250.6 million

•	Total unsecured debt of $80.5 million

•	Weighted average cost of total debt of 7.2 percent

•	Weighted average debt maturity of 9.5 years

•	Total construction in progress for resorts currently under construction but not yet opened of approximately $108.8 million

Outlook and Guidance

“The third quarter is typically the largest Adjusted EBITDA contributor to our annual results,” Emery noted. “We remain comfortable with our revised guidance for full-year Adjusted EBITDA range of $45 — $51 million.

The company provides the following outlook and earnings guidance for the third quarter and full year 2007 (amounts in thousands, except per share data):

	Q3 2007		Full year 2007
	Low	High	Low	High
Net income (loss)	$(700)	$1,300	$(10,200)	$(6,600)

Net income (loss) per diluted share	$(0.03)	$0.04	$(0.34)	$(0.22)

Adjusted EBITDA (a)	$14,000	$17,500	$45,000	$51,000

Adjusted net income (loss) (a)	$500	$2,700	$(3,700)	$(100)

Adjusted net income (loss) per diluted share	$0.02	$0.09	$(0.12)	$(0.00)

(a)	For reconciliations of Adjusted EBITDA and Adjusted net income (loss), see tables accompanying this press release.

The net income (loss) and adjusted net income (loss) amounts above include the effects of additional borrowings the company undertook in 2006 and 2007 to partially fund future development projects, the ramp-up of the company’s Mason resort in its first year of operation and the significant expansions to the company’s Williamsburg resort.

Adjusted EBITDA and Adjusted net income are non-GAAP financial measures within the meaning of the Securities and Exchange Commission (SEC) regulations. See the discussion below in the “Non-GAAP Financial Measures” section of this press release. Reconciliations of Adjusted EBITDA and Adjusted net income are provided in the tables of this press release.

Great Wolf Resorts will hold a conference call to discuss its 2007 second quarter results today, August 7, at 10 a.m. Eastern Time. Stockholders and other interested parties may listen to a simultaneous webcast of the conference call on the Internet by logging onto the company’s Web site, www.greatwolf.com, or www.streetevents.com, or may call (800) 257-7087, reference number 11093420. A recording of the call will be available by telephone until midnight on August 14, 2007, by dialing (800) 405-2236, reference number11093420. A replay of the conference call will be posted on the company’s Web site through September 7, 2007.

Non-GAAP Financial Measures

Included in this press release are certain “non-GAAP financial measures,” which are measures of the company’s historical or future performance that are different from measures calculated and presented in accordance with GAAP, within the meaning of applicable SEC rules, that Great Wolf Resorts believes are useful to investors. They are as follows: (i) Adjusted EBITDA and (ii) Adjusted net income (loss). The following discussion defines these terms and presents the reasons the company believes they are useful measures of its performance.

Great Wolf Resorts defines Adjusted EBITDA as net income plus (a) interest expense, net, (b) income taxes, (c) depreciation and amortization, (d) non-cash employee compensation, (e) costs associated with early extinguishment of debt or postponement of debt offerings, (f) opening costs of resorts under development, (g) shareholder litigation expenses, (h) equity in earnings (loss) of affiliates, (i) loss on sale of assets, (j) impairment charges, (k) other unusual or non-recurring items, and (l) minority interests. The company defines Adjusted net income (loss) as net income without the effects of (a) non-cash employee compensation, (b) costs associated with early extinguishment of debt or postponement of debt offerings, (c) opening costs of resorts under development (including costs incurred by unconsolidated joint ventures), (d) shareholder litigation expenses, (e) loss on sale of assets, (f) impairment charges, (g) other unusual or non-recurring items, and (h) the effect of non-normalized income tax expense.

Adjusted EBITDA and Adjusted net income (loss) as calculated by the company are not necessarily comparable to similarly titled measures by other companies. In addition, Adjusted EBITDA (a) does not represent net income or cash flows from operations as defined by GAAP, (b) is not necessarily indicative of cash available to fund the company’s cash flow needs, and (c) should not be considered as an alternative to net income, operating income, cash flows from operating activities or the company’s other financial information as determined under GAAP. Also, Adjusted net income does not represent net income as defined by GAAP.

Management believes Adjusted EBITDA is useful to an investor in evaluating the company’s operating performance because a significant portion of its assets consists of property and equipment that are depreciated over their remaining useful lives in accordance with GAAP. Because depreciation and amortization are non-cash items, management believes that presentation of Adjusted EBITDA is a useful measure of the company’s operating performance.

Also, management believes measures such as Adjusted EBITDA are widely used in the hospitality and entertainment industries to measure operating performance.

Similarly, management believes Adjusted net income (loss) is a useful performance measure because certain items included in the calculation of net income may either mask or exaggerate trends in the company’s ongoing operating performance. Furthermore, performance measures that include these types of items may not be indicative of the continuing performance of the company’s underlying business. Therefore, the company presents Adjusted EBITDA and Adjusted net income (loss) because they may help investors to compare Great Wolf Resorts’ ongoing performance before the effect of various items that do not directly affect the company’s ongoing operating performance.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the federal securities laws. All statements, other than statements of historical facts, including, among others, statements regarding Great Wolf Resorts’ future financial position, business strategy, projected levels of growth, projected costs and projected performance and financing needs, are forward-looking statements. Those statements include statements regarding the intent, belief or current expectations of Great Wolf Resorts, Inc. and members of its management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that actual results may differ materially from those contemplated by such forward-looking statements. Many of these factors are beyond the company’s ability to control or predict. Such factors include, but are not limited to, competition in the company’s markets, changes in family vacation patterns and consumer spending habits, regional or national economic downturns, the company’s ability to attract a significant number of guests from its target markets, economic conditions in its target markets, the impact of fuel costs and other operating costs, the company’s ability to develop new resorts in desirable markets or further develop existing resorts on a timely and cost efficient basis, the company’s ability to manage growth, including the expansion of the company’s infrastructure and systems necessary to support growth, the company’s ability to manage cash and obtain additional cash required for growth, potential accidents or injuries at its resorts, its ability to achieve or sustain profitability, downturns in its industry segment and extreme weather conditions, increases in operating costs and other expense items and costs, uninsured losses or losses in excess of the company’s insurance coverage, the company’s ability to protect its intellectual property, trade secrets and the value of its brands, current and possible future legal restrictions and requirements, and other factors discussed under Item IA (Risk Factors) in Great Wolf Resorts’ 2006 Form 10-K. We assume no duty to update these statements.

Management believes these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. All written and oral forward-looking statements attributable to Great Wolf Resorts or persons acting on its behalf are qualified in their entirety by these cautionary statements. Further, forward-looking statements speak only as of the date they are made, and the company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time unless otherwise required by law.

About Great Wolf Resorts, Inc.

Great Wolf Resorts, Inc.® (NASDAQ: WOLF), Madison, Wis., is North America’s largest family of indoor waterpark resorts, and, through its subsidiaries and affiliates, owns and operates its family resorts under the Great Wolf Lodge® and Blue Harbor Resort™ brands. Great Wolf Resorts is a fully integrated resort company and owns and/or manages Great Wolf Lodge locations in: Wisconsin Dells, Wis.; Sandusky, Ohio; Traverse City, Mich.; Kansas City, Kan.; Williamsburg, Va.; the Pocono Mountains, Pa.; Niagara Falls, Ontario; and Mason, Ohio; and Blue Harbor Resort & Conference Center in Sheboygan, Wis. Great Wolf Lodge properties are currently in predevelopment and/or under construction in Grapevine, Texas; Grand Mound, Wash.; and metropolitan Charlotte, N.C.

The company’s resorts are family-oriented destination facilities that generally feature 300 to 400 rooms and a large indoor entertainment area measuring 40,000 to 100,000 square feet. The all-suite properties offer a variety of room styles, arcade/game rooms, fitness centers, themed restaurants, spas, supervised children’s activities and other amenities. Additional information may be found on the company’s Web site at www.greatwolf.com.

Great Wolf Resorts, Inc.
Consolidated Statements of Operations
(in thousands, except per share amounts)
	Three Months Ended		Six Months Ended
	June 30,	Three Months Ended	June 30,	Six Months Ended
	2007	June 30, 2006	2007	June 30, 2006
Revenues:
Rooms	$28,033	$21,453	$56,905	$44,140
Food and beverage	7,254	5,200	15,044	10,971
Other hotel operations	6,600	4,908	13,584	10,429
Management and other fees	1,658	1,263	3,436	2,138

	43,545	32,824	88,969	67,678
Other revenue from managed properties	2,802	3,003	5,838	5,985

Total revenues	46,347	35,827	94,807	73,663
Operating expenses:
Resort departmental expenses	16,169	11,374	32,690	23,567
Selling, general and administrative	11,458	10,952	24,579	22,603
Property operating costs	5,192	3,685	10,749	7,835
Opening costs for resorts under development	1,097	1,014	3,423	1,740
Loss on sale of property	—	—	—	578
Depreciation and amortization	8,818	6,169	17,462	12,267
	42,734	33,194	88,903	68,590
Other expenses from managed properties	2,802	3,003	5,838	5,985

Total operating expenses	45,536	36,197	94,741	74,575
Operating income (loss)	811	(370)	66	(912)
Interest income	(659)	(769)	(1,814)	(1,452)
Interest expense	3,582	1,720	7,275	3,582

Loss before minority interests, equity in loss of unconsolidated affiliates and income taxes	(2,112)	(1,321)	(5,395)	(3,042)
Minority interests, net of tax	(193)	(23)	(486)	(37)
Equity in loss of unconsolidated affiliates, net of tax	654	615	713	525
Income tax benefit	(917)	(511)	(1,961)	(1,185)

Net loss	$(1,656)	$(1,402)	$(3,661)	$(2,345)

Net loss per share:
Basic	$(0.05)	$(0.05)	$(0.12)	$(0.08)
Diluted	$(0.05)	$(0.05)	$(0.12)	$(0.08)
Weighted average common shares outstanding:
Basic	30,566	30,300	30,496	30,224
Diluted	30,566	30,300	30,496	30,224

Great Wolf Resorts, Inc.
Reconciliations of Non-GAAP Financial Measures
(in thousands, except per share amounts)
	Three Months Ended		Six Months Ended
	June 30,	Three Months Ended	June 30,	Six Months Ended
	2007	June 30, 2006	2007	June 30, 2006
Net loss	$(1,656)	$(1,402)	$(3,661)	$(2,345)
Adjustments:
Opening costs for resorts under development	1,097	1,014	3,423	1,740
Shareholder litigation expenses	—	700	—	773
Non-cash employee compensation	777	857	1,406	1,672
Loss on sale of property	—	—	200	578
Depreciation and amortization	8,818	6,169	17,462	12,267
Interest expense, net	2,923	951	5,461	2,130
Minority interest expense, net of tax	(193)	(23)	(486)	(37)
Equity in loss of unconsolidated affiliates, net of tax	654	615	713	525
Income tax benefit	(917)	(511)	(1,961)	(1,185)

Adjusted EBITDA (1)	$11,503	$8,370	$22,557	$16,118

Net loss	$(1,656)	$(1,402)	$(3,661)	$(2,345)
Adjustments to net loss:
Opening costs for resorts under development	1,097	1,014	3,423	1,740
Shareholder litigation expenses	—	700	—	773
Non-cash employee compensation	777	857	1,406	1,672
Loss on sale of property	—	—	200	578
Equity in loss of unconsolidated affiliate (2)	338	—	338	—
Income tax rate adjustment (3)	(930)	(1,028)	(2,085)	(1,905)

Adjusted net income (loss) (1)	$(374)	$141	$(379)	$513

Adjusted net income (loss) per share:
Basic	$(0.01)	$0.00	$(0.01)	$0.02
Diluted	$(0.01)	$0.00	$(0.01)	$0.02
Weighted average shares outstanding:
Basic	30,566	30,300	30,496	30,224
Diluted	30,566	30,300	30,496	30,224

Great Wolf Resorts, Inc.
Operating Statistics - Great Wolf Lodge Resorts
	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
All Great Wolf Lodge Properties
Occupancy	62.0%	63.4%	63.6%	67.0%
ADR	$241.76	$237.38	$247.60	$239.05
RevPAR	$149.87	$150.53	$157.36	$160.23
Total RevPOR	$361.70	$351.66	$372.13	$353.40
Total RevPAR	$224.22	$223.00	$236.50	$236.88
Great Wolf Lodge Properties — Same Store (4)
Occupancy	65.1%	63.4%	66.4%	67.0%
ADR	$240.34	$237.38	$247.57	$239.05
RevPAR	$156.44	$150.53	$164.30	$160.23
Total RevPOR	$358.87	$351.66	$368.60	$353.40
Total RevPAR	$233.60	$223.00	$244.63	$236.88
The company defines its operating statistics as follows:
Occupancy is calculated by dividing total occupied rooms by total available rooms.
Average daily rate (ADR) is the average daily room rate charged and is calculated by dividing total rooms revenue by total occupied rooms.
Revenue per available room (RevPAR) is the product of (a) occupancy and (b) ADR.
Total revenue per occupied room (Total RevPOR) is calculated by dividing total resort revenue (including revenue from rooms, food and beverage, and other amenities) by total occupied rooms.
Total revenue per available room (Total RevPAR) is the product of (a) occupancy and (b) Total RevPOR.

Great Wolf Resorts, Inc.
Reconciliations of Outlook Financial Information (5)
(in thousands, except per share amounts)
		Three Months Ending	Three Months Ending	Three Months Ending	Year Ending December
		June 30, 2005	September 30, 2005	September 30, 2007	31, 2007
Net income (loss)		$(100)	$6,750	$300	$(8,400)
Adjustments:
	Opening costs of resorts under development			1,100	6,800
	Non-cash employee compensation	1,900	2,000	900	3,200
	Loss on sale of property	(100)	4,500	—	200
	Depreciation and amortization	6,300	6,300	9,100	35,900
	Interest expense, net	—	—	3,750	13,600
	Minority interest expense			—	(760)
	Equity in loss of unconsolidated affiliates			450	2,760
	Income tax expense (benefit)	500	1,000	150	(5,300)

Adjusted EBITDA (1)		$8,500	$20,550	$15,750	$48,000

Net income (loss)		$(100)	$6,750	$300	$(8,400)
Adjustments to net income (loss):
	Opening costs of resorts under development	—	—	1,100	6,800
	Non-cash employee compensation			900	3,200
	Loss on sale of property	300	600	—	200

	Equity in loss of unconsolidated affiliates (2)			150	700
	Income tax rate adjustment			(850)	(4,400)

Adjusted net income (loss) (1)		$200	$7,350	$1,600	$(1,900)

Net income (loss) per share:
	Basic	$(0.00)	$0.22	$0.01	$(0.28)
	Diluted	$(0.00)	$0.22	$0.01	$(0.28)
Adjusted net income (loss) per share:
	Basic	$0.01	$0.24	$0.05	$(0.06)
	Diluted	$0.01	$0.24	$0.05	$(0.06)
Weighted average shares outstanding:
	Basic	30,133	30,133	30,500	30,500
	Diluted	30,340	30,340	30,500	30,500
(1)	See discussions of Adjusted EBITDA and Adjusted net income (loss) located in the “Non-GAAPFinancial Measures” section of this press release.
	This amount represents the company’s equity method loss recorded for the joint venture that owns a Great Wolf Lodge resort under construction in Grand
(2)	Mound, Washington.
	This amount represents an adjustment to recorded income tax expense to bring the overall effective tax rate to an estimated normalized rate of 40%. This
(3)	effective tax rate differs from the effective tax rates in the company’s historical statements of operations.
(4)	Same store comparison includes Great Wolf Lodge resorts that were open for the full periods in both 2006 and 2007.
(5)	The company’s outlook reconciliations use the mid-points of its estimates of Adjusted EBITDA and Adjusted net income.